EXHIBIT 99

For additional information, please contact:              Mr. Charles R. Ofner
                                                               (281) 496-5000

               RB Reports Favorable First Quarter 1997 Results

   April 15,  1997,      Houston, Texas ........ Reading  & Bates Corporation
(RB-NYSE) reported net income of $21.9 million ($.30 net income per share) for the three months ended March 31, 1997, compared with net income of $13.5 million ($.20 net income per share after preferred stock dividends of $1.2 million) for the three months ended March 31, 1996. Operating income for the quarter ended March 31, 1997 was $31.2 million on revenues of $83.4 million, compared to operating income for the quarter ended March 31, 1996 of $18.2 million on revenues of $61.2 million. The $13.0 million improvement to operating income is largely attributable to increased revenues as a result of improved dayrates as well as the addition of two vessels to the fleet. Average utilization for the three months ended March 31, 1997 was 94% compared to 95% for the three months ended March 31, 1996.

   Paul  B.  Loyd,  Jr.  the Company's  Chairman,  President  and CEO,  said,
"Although we are very pleased with our first quarter 1997 operational performance, reported results reflect the fact that the "M. G. HULME, JR." spent approximately 80 days drilling on the East Breaks 688 "East Boomvang" prospect for the Company's wholly owned subsidiary, Reading & Bates Development Co. which reduced reported current income by approximately $5.8 million as compared to the rig working at market rates for a third party client. Although current reported income was reduced, we are pleased with the results of the Boomvang well this quarter and believe we are building long term shareholder value. We remain confident that our strategy of developing key investment alternatives and obtaining equity interest in oil and gas fields by employing synergies with our high specification fleet and TOPS (our field development joint venture) is progressing well. We are confident that this investment strategy will truly benefit our customers and shareholders. First quarter 1997 earnings were reduced for approximately
$2.5 million related to the "JACK BATES" casualty and 36 days downtime related to the "J. W. MCLEAN" upgrade which equates to an approximate $3.6 million reduction in current reported operating revenue."

   Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production facilities.


                       (financial highlights to follow)


                        READING & BATES CORPORATION
                              AND SUBSIDIARIES
                    CONSOLIDATED STATEMENT OF OPERATIONS
                   (in thousands except per share amounts)

                                                     THREE MONTHS ENDED
                                                           MARCH 31,
------------------------------------------------------------------------
                                                      1997        1996
------------------------------------------------------------------------

OPERATING REVENUES                                  $  83,431  $  61,190
------------------------------------------------------------------------
COSTS AND EXPENSES:
  Operating expenses                                   36,514     30,831
  Depreciation                                          9,852      7,568
  General and administrative                            5,848      4,590
------------------------------------------------------------------------
    Total costs and expenses                           52,214     42,989
------------------------------------------------------------------------
OPERATING INCOME                                       31,217     18,201
------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
  Interest expense, net of capitalized interest        (3,529)    (2,781)
  Interest income                                         847        499
  Other, net                                             (292)       (96)
------------------------------------------------------------------------
    Total other income (expense)                       (2,974)    (2,378)
------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE
  AND MINORITY INTEREST                                28,243     15,823
------------------------------------------------------------------------
INCOME TAX EXPENSE:
  Current                                               1,492      1,093
  Deferred                                              1,567       -
------------------------------------------------------------------------
    Total income tax expense                            3,059      1,093
------------------------------------------------------------------------
MINORITY INTEREST                                      (3,271)    (1,258)
------------------------------------------------------------------------
NET INCOME                                             21,913     13,472
DIVIDEND ON PREFERRED STOCK                              -         1,213
------------------------------------------------------------------------
NET INCOME APPLICABLE
  TO COMMON STOCKHOLDERS                            $  21,913   $ 12,259
========================================================================
NET INCOME PER COMMON SHARE                         $     .30   $    .20
========================================================================
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING                         72,008     61,966
========================================================================

                              (more)



                       READING & BATES CORPORATION
                             AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEET
                              (in thousands)

-------------------------------------------------------------------------
                                                       3/31/97   12/31/96
-------------------------------------------------------------------------
ASSETS:
  Cash, cash equivalents and short-term investments  $  55,282  $  59,089
  Other current assets                                  94,280     81,001
  Net property and equipment                           682,895    657,629
  Other assets                                          19,410     10,471
-------------------------------------------------------------------------
TOTAL ASSETS                                         $ 851,867  $ 808,190
=========================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                                $  59,213  $  55,132
  Long-term obligations                                216,644    207,578
  Other noncurrent liabilities                          54,008     52,726
  Minority interest                                     49,418     46,147
  Stockholders' equity                                 472,584    446,607
-------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 851,867  $ 808,190
=========================================================================

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